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                                                                    EXHIBIT 10.4

                                 FIRST AMENDMENT
                                       TO
                                LICENSE AGREEMENT


This First Amendment (the "Amendment") to the License Agreement effective January 23, 1998 (the "License Agreement") between the University of Southern California, ("USC") and Biokeys, Inc., ("Licensee") is made by and between USC and Licensee as follows:

1. Section 7 of the License Agreement is amended to read in its entirety as follows:

         7.       PATENT PROSECUTION

                  a.             USC shall file, prosecute and maintain, during
                           the course o this Agreement, the patent applications and patents listed in Appendix A. Should Licensee require the filing of foreign patents, USC shall take responsibility for filing, prosecuting and maintaining said foreign patents.

                  b.             Licensee shall reimburse all reasonable legal
                           expenses incurred and paid by USC in filing, prosecuting and maintaining the U.S. and foreign applications listed (or to be listed pursuant to Paragraph 2.a.) in Appendix A, whether such expenses were incurred before or after the date of this Agreement. These legal expenses shall include the attorneys' and agents' fees, foreign filing fees and out-of-pocket costs associated with responding to office actions and any other fees and costs directly related to obtaining and/or maintaining patent protection in the countries listed Appendix A. Licensee shall advance payments of maintenance fees and annuities as part of such legal expenses to be reimbursed by Licensee within thirty (30) days of request by USC, unless Licensee is advised otherwise by timely notice from USC.

                  c.             Licensee agrees to pay to USC an initial
                           deposit of Five Thousand Dollars ($5,000.00) within fifteen (15) days of the EFFECTIVE DATE of this Amendment. Such deposit will be gild in a trust account. Licensee authorized USC to use that account to pay all legal expenses incurred pursuant to Paragraph 7.b. When the trust account drops below Five Thousand Dollars ($5,000.00), Licensee agrees to pay within thirty (30) days of USC's written demand, the amount to maintain the balance of the trust account at a minimum of Five Thousand Dollars ($5,000.00). Upon termination of this Agreement, any unused deposit shall be refunded.


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                  d.             If the Licensee elects (i.) Not to pursue a
                           PATENT or (ii) to terminate to prosecution or maintenance of a PATENT in any country, the Licensee surrenders its right to make, use or sell PRODUCTS covered by the non- elected PATENT in that particular country shall grant to USC the exclusive rights previously granted to Licensee, without limitation, for that country. Licensee agrees to execute all necessary documents to carry out this grant of rights to USC. Payments referred to in Paragraphs 7.a and 7.b shall not be refunded upon such non-election or termination.

IN WITNESS WHEREOF, this Amendment is executed as of August 16, 2000.

                                     "USC"

                                     The University of Southern California

                                     By: /s/ Dennis F. Dougherty
                                        ----------------------------------------
                                        Dennis F. Dougherty
                                        Senior Vice President, Administration



                                     "LICENSEE"

                                     BIOKEYS Pharmaceuticals

                                     BY: /s/ Nicholas Jon Virca
                                        ----------------------------------------
                                        Nicholas Jon Virca
                                        President and CEO